Exhibit 10.2

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is made and dated as of April 30, 2015 and is entered into by and between REACHLOCAL, INC., a Delaware corporation, and each of its Domestic Subsidiaries (other than any FSHCO) and each of its Eligible Foreign Subsidiaries(hereinafter collectively referred to as “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (collectively, referred to as “Lender”), and HERCULES TECHNOLOGY GROWTH CAPITAL, INC., a Maryland corporation, in its capacity as administrative agent for itself and the Lender (in such capacity, “Agent”).

RECITALS

A.     Borrower has requested Lender to make available to Borrower loans in an aggregate principal amount Twenty Five Million Dollars ($25,000,000.00) (collectively and individually, the “Term Loan”);

B.     Lender is willing to make the Term Loan on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, Borrower, Agent and Lender agree as follows:

SECTION 1.      DEFINITIONS AND RULES OF CONSTRUCTION

1.1     Unless otherwise defined herein, the following capitalized terms shall have the following meanings:

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Account Control Agreement(s)” means any agreement entered into by and among the Agent, Borrower and a third party Bank or other institution (including a Securities Intermediary) in which Borrower maintains a Deposit Account or an account holding Investment Property and which perfects Agent’s first priority security interest in the subject account or accounts.

“ACH Authorization” means the ACH Debit Authorization Agreement in substantially the form of Exhibit H or a form provided by the relevant financial institution.

“Adjusted EBITDA” means, on a consolidated basis for Borrower and its Subsidiaries, net income (loss) from continuing operations before interest, income taxes, depreciation and amortization expenses, provided that the following items may be added back to “Adjusted EBITDA” to the extent deducted from net income and without duplication with any other item added back below: (a) stock-based compensation, (b) the Permitted Business Combination Amount, (c) transaction expenses incurred in connection with the negotiation, documentation and administration of this Loan Agreement and any other Loan Documents, provided that such expenses cannot exceed $175,000 as of the date hereof, (d) restructuring charges  (subject to the below, only $1,500,000 of such cash restructuring charges may be included for any fiscal year for the purposes of measuring compliance with Section 7.15(b) without approval from Agent in its reasonable discretion), and (e) other non-operating income or expenses approved by Agent in its reasonable discretion.  With respect to clause (d) of this definition, Borrower may elect to increase the $1,500,000 cap to an aggregate cap of $9,000,000 over the term of this Agreement (i.e. not an annual cap), and Borrower may apply such amount in any given fiscal year as Borrower determines without regard to the $1,500,000 cap per fiscal year referenced above (the “EBITDA Election”). Such election shall be made in writing and will be effective when delivered to Agent in accordance with Section 11.2.

“Advance(s)” means a Term Loan Advance.

“Advance Date” means the funding date of any Advance.

“Advance Request” means a request for an Advance submitted by Borrower to Agent in substantially the form of Exhibit A.

“Affiliate” means (a) any Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question, (b) any Person directly or indirectly owning, controlling or holding with power to vote ten percent (10%) or more of the outstanding voting securities of another Person, and (c) any Person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held by another Person with power to vote such securities, or (d) any Person related by blood or marriage to another Person, or any Person described in subsection (a), (b) or (c) of this paragraph. As used in the definition of “Affiliate,” the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agent” has the meaning given to it in the preamble to this Agreement.

“Agreement” means this Loan and Security Agreement, as amended, restated or modified from time to time.

“Amortization Date” means May 1, 2016; provided however, upon satisfaction of Interest Only Extension Conditions 1, then August 1, 2016; provided further, upon satisfaction of Interest Only Extension Conditions 2, then November 1, 2016.

“Assignee” has the meaning given to it in Section 11.13.

“Borrower Products” means all products, software, service offerings, technical data or technology currently being designed, manufactured or sold by or on behalf of Borrower or its Subsidiaries or which Borrower or its Subsidiaries intend to sell, license, or distribute in the future including any products or service offerings under development, collectively, together with all products, software, service offerings, technical data or technology that have been sold, licensed or distributed by Borrower or its Subsidiaries since its incorporation.

“Business Day” means any day other than Saturday, Sunday and any other day on which banking institutions in the State of California are closed for business.

“Cash” means all cash, cash equivalents and liquid funds.

“Change in Control” means any reorganization, recapitalization, consolidation or merger (or similar transaction or series of related transactions) of Borrower or any Subsidiary (but excluding Immaterial Subsidiaries and Foreign Subsidiaries), sale or exchange of outstanding shares (or similar transaction or series of related transactions) by Borrower or any Subsidiary (but excluding Immaterial Subsidiaries and Foreign Subsidiaries) in which the holders of Borrower or such Subsidiary’s outstanding shares immediately before consummation of such transaction or series of related transactions do not, immediately after consummation of such transaction or series of related transactions, retain shares representing more than fifty percent (50%) of the voting power of the surviving entity of such transaction or series of related transactions (or the parent of such surviving entity if such surviving entity is wholly owned by such parent), in each case without regard to whether Borrower or such Subsidiary is the surviving entity.

“Claims” has the meaning given to it in Section 11.10.

“Closing Date” means the date of this Agreement.

“Collateral” means the property described in Section 3.

“Commitment Fee” means $50,000, which fee is due to Lender on or prior to the Closing Date, and shall be deemed fully earned on such date regardless of the early termination of this Agreement.

“Common Stock” means the Common Stock, $0.00001 par value per share, of Borrower.

“Confidential Information” has the meaning given to it in Section 11.12.

“Consolidated Assets” means, on a consolidated basis for Borrower and its Subsidiaries, the value of all assets owned.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any Indebtedness, lease, dividend, letter of credit or other obligation of another, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices (“FX Contracts”); provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Copyrights” means all copyrights, whether registered or unregistered, held pursuant to the laws of the United States, any State thereof, or of any other country.

“Deposit Accounts” means any “deposit accounts,” as such term is defined in the UCC, and includes any checking account, savings account, or certificate of deposit.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

 “EBITDA Election” has the meaning given to it in the definition of Adjusted EBITDA.

“Eligible Foreign Subsidiary” means a Foreign Subsidiary whose execution of a Joinder Agreement would not result in a material adverse tax consequence to Borrower, provided however, that RL-Mexico shall not be eligible to be considered an Eligible Foreign Subsidiary until such time as its revenue exceeds 1.5% of Revenue or its assets exceed $1,500,000.

“End of Term Charge” means $1,475,000.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Event of Default” has the meaning given to it in Section 9.

“Facility Charge” means $250,000.

“Financial Statements” has the meaning given to it in Section 7.1.

“Foreign Subsidiary” means any Subsidiary other than a Subsidiary organized under the laws of the United States, any state thereof or the District of Columbia.

“FSHCO” means any direct or indirect Domestic Subsidiary substantially all of the assets of which consist of equity interests of one or more direct or indirect Foreign Subsidiaries other than Eligible Foreign Subsidiaries (or of such equity interests and debt of such Foreign Subsidiaries other than Eligible Foreign Subsidiaries).

“FX Contracts” shall have the meaning assigned to such term in the definition of “Contingent Obligation.”

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“Immaterial Subsidiaries” mean any single Subsidiary or group of Subsidiaries where such Subsidiary’s revenue or such group of Subsidiaries’ net revenue or assets comprise an aggregate of not more than (a) 5.0% of Revenue in the previous fiscal year, and (b) $9,000,000 of assets. For the avoidance of doubt, if three Subsidiaries each have net revenue equal to 2.5% of Revenue, only two of those Subsidiaries would be considered an Immaterial Subsidiary because the inclusion of the third would exceed the aggregate 5% limit. For the purpose of this definition, “net revenue” and “assets” for any Subsidiary shall be determined using the same methodology as is used to determine Revenue and Consolidated Assets. Borrower may select and designate an Immaterial Subsidiary in writing with each delivery of the materials required under Section 7.1(a).

“Indebtedness” means indebtedness of any kind, including (a) all indebtedness for borrowed money or the deferred purchase price of property or services (excluding trade credit entered into in the ordinary course of business due within ninety (90) days), including reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intellectual Property” means all of Borrower’s Copyrights; Trademarks; Patents; Licenses; trade secrets and inventions; mask works; Borrower’s applications therefor and reissues, extensions, or renewals thereof; and Borrower’s goodwill associated with any of the foregoing, together with Borrower’s rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.

“Interest Only Extension Conditions 1” shall mean satisfaction at Agent’s reasonable discretion of each of the following events: (a) no default or Event of Default shall have occurred and be continuing; and (b) unless otherwise waived by Agent, Borrower has been in continuous compliance with Section 7.15 from the Closing Date through April 1, 2016.

“Interest Only Extension Conditions 2” shall mean satisfaction to Agent’s reasonable discretion of each of the following events: (a) no default or Event of Default shall have occurred and be continuing; and (b) unless otherwise waived by Agent, Borrower has been in continuous compliance with Section 7.15 from the Closing Date through July 1, 2016.

“Investment” means any beneficial ownership (including stock, partnership or limited liability company interests) of or in any Person, or any loan, advance or capital contribution to any Person or the acquisition of all, or substantially all, of the assets of another Person.

“Joinder Agreement” means for each Domestic Subsidiary (other than a FSHCO) and each Eligible Foreign Subsidiary, a completed and executed Joinder Agreement in substantially the form attached hereto as Exhibit G.

“Lender” has the meaning given to it in the preamble to this Agreement.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests in Intellectual Property.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest.

“Loan” means the Advances made under this Agreement.

“Loan Documents” means this Agreement, the Notes (if any), the ACH Authorization, the Account Control Agreements, the Joinder Agreements, all UCC Financing Statements, the Share Pledge, the Perfection Certificate and any other documents executed in connection with the Secured Obligations or the transactions contemplated hereby (but excluding the Warrant or any equity investment agreements), as the same may from time to time be amended, modified, supplemented or restated.

“Material Adverse Effect” means a material adverse effect upon: (i) the business, operations, properties, assets or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole; or (ii) the ability of Borrower to perform or pay the Secured Obligations in accordance with the terms of the Loan Documents, or the ability of Agent or Lender to enforce any of its rights or remedies with respect to the Secured Obligations (unless caused by Agent’s failure to make appropriate filings and/or maintain possession of possessory Collateral); or (iii) the Collateral or Agent’s Liens on the Collateral or the priority of such Liens (unless caused by Agent’s failure to make appropriate filings and/or maintain possession of possessory Collateral).

“Maximum Term Loan Amount” means Twenty Five Million and No/100 Dollars ($25,000,000.00).

“Maximum Rate” shall have the meaning assigned to such term in Section 2.3.

“Minority Interests” means the equity interests owned by Borrower, or any Subsidiary signing a Joinder Agreement, in Serviz, Inc. (the “Serviz Interests”) and Scorpion Enterprises, LP (the “Scorpion Interests”), owned as of the Closing Date or acquired thereafter.

“Note(s)” means a Term Note.

“Operating Budget” shall have the meaning assigned to such term in Section 7.1(g).

“Patent License” means any written agreement granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement Borrower now holds or hereafter acquires any interest.

“Patents” means all letters patent of, or rights corresponding thereto, in the United States or in any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States or any other country.

“Perfection Certificate” means the Perfection Certificate by Borrower executed and delivered to Lender and dated as of the Closing Date.

“Permitted Acquisition” means Borrower’s acquisition of (i) 100% of the beneficial ownership (including stock, partnership or limited liability company interests) of any Person that immediately after such acquisition would either constitute a Domestic Subsidiary (other than a FSHCO) or be merged into Borrower, or (ii) all, or substantially all, of the assets of another Person, where in all cases (a) Agent will have, subject to Permitted Liens, a perfected first priority security interest in 100% of the beneficial ownership acquired, if any, (unless such entity is merged into Borrower) and all the assets of such acquired Person, (b) the total Cash paid and Indebtedness (which shall be Subordinated Indebtedness and/or Permitted Indebtedness) assumed for any single Permitted Acquisition shall not exceed $6,000,000 per fiscal year unless consented to in writing by Agent, and the aggregate amount for all Permitted Acquisitions shall not exceed $10,000,000 per fiscal year, and (c) Borrower shall have provided Agent (A) a summary of the material terms of such proposed acquisition in no event less than fifteen (15) Business Days prior to the execution of the agreement(s) relating to the acquisition, with updates promptly provided if the material terms change, (B) such information regarding such acquisition as Agent reasonably requests, and (C) the current drafts of the agreement(s) for such acquisition not less than ten (10) Business Days prior to the execution of such agreement(s), and any material revisions as they become available. A “Permitted Acquisition” shall also include any acquisition falling within sub-clause (i) or (ii) of this definition or any acquisition if otherwise approved in writing by Agent.

“Permitted Business Combination Amount” means the sum of the following items: (i) the noncash effects of accounting for business combinations (including any impairment of acquired intangibles); (ii) any and all direct third party costs associated with business combinations up to $1,000,000 per fiscal year; and (iii) any cash charges incurred solely with respect to the purchase price of a business combination whether incurred at the time of initial purchase or at any time thereafter. For the avoidance of doubt, any amount included in the Permitted Business Combination Amount that is a cash payment towards purchase price shall be reflected as a reduction in the amount permitted by the definition of “Permitted Acquisitions” in the fiscal year such payment is actually made

“Permitted Indebtedness” means: (i) Indebtedness of Borrower in favor of Lender or Agent arising under this Agreement or any other Loan Document; (ii) Indebtedness existing on the Closing Date which is disclosed in Schedule 1A; (iii) Indebtedness of up to $2,000,000 per fiscal year secured by a Lien described in clause (vii) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the Equipment financed with such Indebtedness at the time of financing; (iv) amounts owed to trade creditors incurred in the ordinary course of business consistent with past practices, including amounts incurred in the ordinary course of business with corporate credit cards (v) Indebtedness that also constitutes a Permitted Investment; (vi) Subordinated Indebtedness; (vii) reimbursement obligations in connection with letters of credit that are secured by Cash and issued on behalf of Borrower or a Subsidiary thereof in an amount not to exceed $500,000 at any time outstanding, (viii) intercompany Indebtedness between Borrower and its Domestic Subsidiaries incurred in the ordinary course of business consistent with past practices, (ix) intercompany Indebtedness between Borrower and its Foreign Subsidiaries, provided that, without Agent’s prior written approval, such Indebtedness is to be used only for such Foreign Subsidiaries’ ordinary course business expenses consistent with past practice and shall be inclusive of and not in addition to the Permitted Investment allowed in subclause (x) of the definition of Permitted Investments (i.e. the same caps in such subclause apply so that such Permitted Investment is evidenced by a principal amount of Permitted Indebtedness under this subclause (ix)), (x) tenant improvements with respect to operating real property leases (to the extent considered Indebtedness) entered into in the ordinary course of business and Indebtedness in connection with real property leases, (xi) Indebtedness with respect to any FX Contracts, cash management and other payment services collectors, in each case in the ordinary course of business, (xii) delayed purchase price or “earnout” payments in connection with Permitted Acquisitions but such amounts shall be included in determining the amount of the Cash paid and Indebtedness incurred for the purposes of Section (ii)(b) of the definition of Permitted Acquisitions,(xiii) other Indebtedness in an amount not to exceed $500,000 at any time outstanding, and (xiv) extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose materially more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investment” means: (i) Investments existing on the Closing Date which are disclosed in Schedule 1B; (ii) (a) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (b) commercial paper maturing no more than one year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (c) certificates of deposit issued by any bank with assets of at least $500,000,000 maturing no more than one year from the date of investment therein, and (d) money market accounts; (iii) repurchases of stock from former and current employees, directors, or consultants of Borrower (a) under the terms of applicable repurchase agreements at the original issuance price of such securities in an aggregate amount not to exceed $250,000 in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases, and (b) in connection with transactions related to tax withholding obligations related to Borrower’s equity plans; (iv) Investments accepted in connection with Permitted Transfers; (v) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business; (vi) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (vi) shall not apply to Investments of Borrower in any Subsidiary; (vii) Investments consisting of loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of capital stock of Borrower pursuant to employee stock purchase plans or other similar agreements approved by Borrower’s Board of Directors; (viii) Investments consisting of travel advances in the ordinary course of business; (ix) Investments in Domestic Subsidiaries, provided that each such Domestic Subsidiary is either a party hereto or enters into a Joinder Agreement promptly after its formation by Borrower and executes such other documents as shall be reasonably requested by Agent; (x) Investments in Foreign Subsidiaries after the Closing Date (a) approved in advance in writing by Agent, or (b) not to exceed without Agent’s prior written consent in each case on a net basis after taking into account funds transferred from the applicable Foreign Subsidiary to Borrower during any fiscal year (except that for fiscal 2015, only such funds transferred after the Closing date) and excluding any non-cash intercompany charges or intercompany interest expense, if any, unless funded (I) 3,300,000 at any time outstanding in RL-Brazil in fiscal year 2015, (II) $1,700,000 in RL-Mexico at any time outstanding per year or $4,500,000 at any time outstanding in the aggregate during the term of the Agreement, and (III) $8,000,000 at any time outstanding in fiscal 2015 and $4,000,000 at any time outstanding annually thereafter in all other Foreign Subsidiaries, not to exceed $18,000,000 at any time outstanding in the aggregate during the term of the Agreement, provided in all cases such funds are used in the ordinary course of business consistent with past practices, and shall be inclusive of and not in addition to the Permitted Indebtedness allowed in subclause (ix) of the definition of Permitted Indebtedness; (xi) joint ventures, strategic alliances, or other comparable collaborations in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support permitted hereunder, provided that any Cash used by Borrower in connection with such Investments does not exceed $1,000,000 in the aggregate in any fiscal year; and (xii) additional Investments that do not exceed $500,000 in the aggregate.

“Permitted Liens” means any and all of the following: (i) Liens in favor of Agent or Lender; (ii) Liens existing on the Closing Date which are disclosed in Schedule 1C; (iii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; provided, that Borrower maintains adequate reserves therefor in accordance with GAAP; (iv) Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of Borrower’s business and imposed without action of such parties; provided, that the payment thereof is not yet required; (v) Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder; (vi) the following deposits, to the extent made in the ordinary course of business: deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than Liens arising under ERISA or environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds; (vii) Liens on Equipment or software or other Intellectual Property constituting purchase money Liens securing Indebtedness permitted in clause (vii) of “Permitted Indebtedness”; (viii) Liens incurred in connection with Subordinated Indebtedness; (ix) leasehold interests in leases or subleases and licenses granted in the ordinary course of business and not interfering in any material respect with the business of the licensor; (x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due; (xi) Liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets); (xii) statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms; (xiii) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property; (xiv) (A) Liens on Cash securing obligations permitted under clause (vii) of the definition of “Permitted Indebtedness” and (B) security deposits in connection with real property leases, the combination of (A) and (B) in an aggregate amount not to exceed $3,000,000 at any time; and (xv) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clauses (i) through (xi) above and (xiv) above; provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase.

“Permitted Transfers” means (i) sales of Inventory in the ordinary course of business, (ii) licenses, development transactions, commercialization and similar arrangements for the use of Intellectual Property and licenses entered into in the ordinary course of business that do not result in a legal transfer of title of the licensed property or a Lien on any Collateral; provided that any exclusive licenses may only be exclusive in respects other than territory and that may be exclusive as to territory only as to discrete geographical areas outside of the United States in the ordinary course of business, (iii) exclusive licenses to Subsidiaries that are terminable by the licensor without penalty or payment on thirty (30) days prior written notice, or (iv) dispositions of worn-out, obsolete or surplus Equipment or Equipment in connection with consolidations or restructurings permitted hereunder at fair market value in the ordinary course of business, (v) other Transfers of assets having a fair market value of not more than $500,000 in the aggregate in any fiscal year, and (vi) transfers of Cash which would not be in violation of any restriction contained in the Loan Documents.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, other entity or government.

“Preferred Stock” means at any given time any equity security issued by Borrower that has any rights, preferences or privileges senior to Borrower’s common stock.

“Prepayment Charge” shall have the meaning assigned to such term in Section 2.5.

“Receivables” means (i) all of Borrower’s Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, letters of credit, proceeds of any letter of credit, and Letter of Credit Rights, and (ii) all customer lists, software, and business records related thereto.

“Required Lenders” means at any time, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loan then outstanding.

“Revenue” means, on a consolidated basis for Borrower and its Subsidiaries, the revenues earned by Borrower and its Subsidiaries in accordance with GAAP from the sale of Borrower Products in the ordinary course of Borrower and Subsidiaries’ business, less returns and credits. Revenues are determined by recalculating net revenues denominated in currencies other than Dollars in the current fiscal period using average exchange rates for that particular currency during the corresponding financial period of the prior year. The Borrower uses this non-GAAP measure to evaluate performance on a comparable basis excluding the impact of foreign currency fluctuations. Where revenue is presented for a period longer than one fiscal quarter, it is computed as the sum of the amount separately calculated for each quarter during that period.

“RL-Brazil” mean ReachLocal Brazil Servicos Online de Marketing Limitada, a Limitada formed under the laws of Brazil.

“RL-Canada” means ReachLocal Canada, Inc., a Delaware corporation.

“RL-Mexico” means ReachLocal Mexico, S. de. R.L. de C.V., a Sociedad de Responsibilidad de Limitada de Capital Variable formed under the laws of Mexico.

“Scorpion Interests” has the meaning provided in the definition of Minority Interests.

“Secured Obligations” means Borrower’s obligations under this Agreement (other than any equity investment or other equity-related obligation) and any Loan Document (other than the Warrant or any document or provision in connection with an equity investment), including any obligation to pay any amount now owing or later arising, including, without limitation, upon the filing and during the pendency of any bankruptcy or insolvency proceeding.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Serviz Interests” has the meaning provided in the definition of Minority Interests.

“Share Pledge” means that certain Pledge Agreement executed and delivered by Borrower to Agent and dated as of the Closing Date.

“Subordinated Indebtedness” means Indebtedness subordinated to the Secured Obligations in amounts and on terms and conditions satisfactory to Agent in its reasonable discretion.

“Subsidiary” means an entity, whether corporate, partnership, limited liability company, joint venture or otherwise, in which Borrower owns or controls 50% or more of the outstanding voting securities, including each entity listed on Schedule 1 hereto, as such schedule may be updated from time to time.

“Taxes” means stamp, court or documentary, intangible, recording, filing or similar taxes that arise from the execution, delivery or registration of this Agreement or from the receipt or perfection of a security interest in the Collateral, but excluding, for the avoidance of doubt, taxes imposed on or measured by the net income of Agent or Lender (including any franchise tax, branch profits or similar tax, and any minimum tax).

“Term Commitment” means as to any Lender, the obligation of such Lender, if any, to make a Term Loan Advance to Borrower in a principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 1.1.

“Term Loan Advance” means any Term Loan funds advanced under this Agreement.

“Term Loan Interest Rate” means for any day a per annum rate of interest equal to the greater of either (i) the prime rate as reported in The Wall Street Journal plus 8.50%, and (ii) 11.75%.

“Term Loan Maturity Date” means April 1, 2018; provided however, if Interest Only Extension Conditions 2 are satisfied, then October 1, 2018.

“Term Note” means a Promissory Note in substantially the form of Exhibit B.

“Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Trademarks” means all trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof.

“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of California; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of California, then the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Unrestricted Cash” means the amount of Cash held in Deposit Accounts or the market value of accounts holding Investment Property, where such accounts are held within the United States, all of which are subject to an Account Control Agreement in favor of Agent, less (i) the amount of any Indebtedness (including any trade credit due within ninety (90) days) which has been due for 30 or more days unless Borrower, in the ordinary course of its business and consistent with past practices has withheld payment for a longer period of time without incurring any interest or other late payment charges (the “Additional Period”), in which case, and on a case-by-case basis, such 30 day period can be extended to the Additional Period, and (ii) any funds for which there are any restrictions on use other than restrictions provided in this Agreement. Cash or Investment Property held in accounts outside of the United States or not subject to an Account Control Agreement shall not be included in determining Unrestricted Cash.

“Warrant” means any warrant entered into in connection with the Loan, as may be amended, restated or modified from time to time.

Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement. Unless otherwise specifically provided herein, any accounting term used in this Agreement or the other Loan Documents shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP, consistently applied. Unless otherwise defined herein or in the other Loan Documents, terms that are used herein or in the other Loan Documents and defined in the UCC shall have the meanings given to them in the UCC.

SECTION 2.      THE LOAN

2.1     Term Loan.

(a)     Advances. Subject to the terms and conditions of this Agreement, each Lender will severally (and not jointly) make in an amount not to exceed its respective Term Commitment, and Borrower agrees to draw, a Term Loan Advance of $25,000,000.00 on the Closing Date. The aggregate outstanding Term Loan Advances shall not exceed the Maximum Term Loan Amount.

(b)     Advance Request. To obtain a Term Loan Advance, Borrower shall complete, sign and deliver an Advance Request on the Closing Date to Agent. Lender shall fund the Term Loan Advance in the manner requested by the Advance Request provided that each of the conditions precedent to such Term Loan Advance is satisfied as of the requested Advance Date.

(c)     Interest. The principal balance of each Term Loan Advance shall bear interest thereon from such Advance Date at the Term Loan Interest Rate based on a year consisting of 360 days, with interest computed daily based on the actual number of days elapsed. The Term Loan Interest Rate will float and change on the day the Prime Rate changes from time to time.

(d)     Payment. Borrower will pay interest on each Term Loan Advance on the first Business Day of each month, beginning the month after the Advance Date. Borrower shall repay the aggregate Term Loan principal balance that is outstanding on the day immediately preceding the Amortization Date with the amount of such principal payment calculated as follows: in equal monthly installments of principal and interest (mortgage style), beginning on the Amortization Date and continuing on the first Business Day of each month thereafter until the Secured Obligations (other than inchoate indemnity obligations) are repaid in full. The entire Term Loan principal balance and all accrued but unpaid interest hereunder, shall be due and payable on Term Loan Maturity Date. Borrower shall make all payments under this Agreement without setoff, recoupment, deduction or withholding and regardless of any counterclaim or defense. Lender will initiate debit entries to Borrower’s account as authorized on the ACH Authorization on each payment date of all periodic obligations payable to Lender under each Term Advance.

2.2     Maximum Interest. Notwithstanding any provision in this Agreement or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (which under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans) (the “Maximum Rate”). If a court of competent jurisdiction shall finally determine that Borrower has actually paid to Lender an amount of interest in excess of the amount that would have been payable if all of the Secured Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrower shall be applied as follows: first, to the payment of the Secured Obligations consisting of the outstanding principal; second, after all principal is repaid, to the payment of Lender’s accrued interest, costs, expenses, professional fees and any other Secured Obligations; and third, after all Secured Obligations are repaid, the excess (if any) shall be refunded to Borrower.

2.3     Default Interest. In the event any payment is not paid on the scheduled payment date, an amount equal to four percent (4%) of the past due amount shall be payable on demand. In addition, upon the occurrence and during the continuation of an Event of Default hereunder, all Secured Obligations, including principal, interest, compounded interest, and professional fees, shall bear interest at a rate per annum equal to the rate set forth in Section 2.1(c), plus four percent (4%) per annum. In the event any interest is not paid when due hereunder, delinquent interest shall be added to principal and shall bear interest on interest, compounded at the rate set forth in Section 2.1(c) or Section 2.3, as applicable.

2.4     Prepayment. At its option upon at least seven (7) Business Days prior notice to Agent, Borrower may prepay all or any part of the outstanding Term Loan Advances by paying the principal amount of the proposed prepayment, all accrued and unpaid interest thereon, together with a prepayment charge equal to the following percentage of the Term Loan Advance amount being prepaid: if such Term Loan Advance amounts are prepaid in any of the first twelve (12) months following the Closing Date, three percent (3.0%); after twelve (12) months but prior to twenty four (24) months, two percent (2.0%); and thereafter zero percent (0.0%) (each, a “Prepayment Charge”). If less than the full balance of the outstanding Term Loan is being prepaid, then the minimum prepayment amount shall be in $2,500,000 increments. Borrower agrees that the Prepayment Charge is a reasonable calculation of Lender’s lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early repayment of the Term Loan Advances. Borrower shall prepay the outstanding amount of all principal and accrued but unpaid interest through the prepayment date and the Prepayment Charge upon a Change in Control. Notwithstanding the foregoing, Agent and Lender agree to waive the Prepayment Charge if Agent and Lender (in its sole and absolute discretion) agree in writing to refinance the Term Loan prior to the Term Loan Maturity Date.

2.5     End of Term Charge. On the earliest to occur of (i) the Term Loan Maturity Date, (ii) the date that Borrower prepays the outstanding Secured Obligations (other than any inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) in full, or (iii) the date that the Secured Obligations become due and payable in full, Borrower shall pay Lender the End of Term Charge. Notwithstanding the required payment date of such charge, it shall be deemed earned by Lender as of the Closing Date.

2.6     Notes. If so requested by Lender by written notice to Borrower, then Borrower shall execute and deliver to Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of Lender pursuant to Section 11.13) (promptly after Borrower’s receipt of such notice) a Note or Notes to evidence Lender’s Loans.

2.7     Pro Rata Treatment. Each payment (including prepayment) on account of any fee and any reduction of the Term Loan shall be made pro rata according to the Term Commitments of the relevant Lender.

2.8     Facility Charge Credit. If no Term Loan Advance, or any portion thereof, is prepaid either voluntarily or mandatorily throughout the entire term of this Agreement, the Secured Obligations are not accelerated and no Event of Default exists as of the Term Loan Maturity Date, Borrower will be credited the amount of the Facility Charge in making its final payment under Section 2.1(d).

2.9     Ability to Request Advances. Notwithstanding that a Domestic Subsidiary or an Eligible Foreign Subsidiary is a party hereto or signs a Joinder Agreement, only ReachLocal, Inc. shall be entitled to request Advances under this Agreement.

SECTION 3.      SECURITY INTEREST

3.1     As security for the prompt and complete payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, Borrower grants to Agent a security interest in all of Borrower’s right, title, and interest in and to the following personal property whether now owned or hereafter acquired (collectively, the “Collateral”): (a) Receivables; (b) Equipment; (c) Fixtures; (d) General Intangibles (including Intellectual Property); (e) Inventory; (f) Investment Property; (g) Deposit Accounts; (h) Cash; (i) Goods; and all other tangible and intangible personal property of Borrower whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, Borrower and wherever located, and any of Borrower’s property in the possession or under the control of Agent; and, to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing.

3.2     Notwithstanding the broad grant of the security interest set forth in Section 3.1, above, the Collateral shall not include (i) more than 65% of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower in any (a) first-tier Foreign Subsidiary other than an Eligible Foreign Subsidiary or RL-Brazil as provided in Section 7.12(b), or (b) FSHCO, in each case, which shares entitle the holder thereof to vote for directors or any other matter, (ii) any interests in any second-tier or lower Foreign Subsidiary other than any Eligible Foreign Subsidiary or RL-Canada or its successors, (iii) any “intent to use” trademarks at all times prior to the first use thereof, whether by the actual use thereof in commerce, the recording of a statement of use with the United States Patent and Trademark Office or otherwise, (iv) nonassignable licenses or contracts, which by their terms require the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, Sections 9406, 9407 and 9408 of the UCC), and (v) the Minority Interests until such Minority Interests are pledged as Collateral hereunder. For the avoidance of doubt, RL-Canada shall sign a Joinder Agreement, and its assets shall constitute Collateral.

3.3     Subject to Section 11.14, upon payment in full in Cash of the Secured Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement), Lender’s liens on any of the Collateral shall be automatically released and all rights in the Collateral shall revert to Borrower and Lender shall, at Borrower’s sole cost and expense, promptly take such actions to evidence such release as may be reasonably requested by Borrower or its designee.

SECTION 4.      CONDITIONS PRECEDENT TO LOAN

The obligations of Lender to make the Loan hereunder are subject to the satisfaction by Borrower of the following conditions:

4.1     Initial Advance. On or prior to the Closing Date, Borrower shall have delivered to Agent the following:

(a)     executed originals of the Loan Documents, Account Control Agreements, a legal opinion from Borrower’s counsel and all other documents and instruments reasonably required by Agent to effectuate the transactions contemplated hereby or to create and perfect the Liens of Agent with respect to all Collateral, in all cases in form and substance reasonably acceptable to Agent;

(b)     certified copy of resolutions of Borrower’s board of directors evidencing approval of (i) the Loan and other transactions evidenced by the Loan Documents; and (ii) the Warrant and transactions evidenced thereby;

(c)     certified copies of the Certificate of Incorporation and the Bylaws, as amended through the Closing Date, of Borrower;

(d)     a certificate of good standing for Borrower from its state of incorporation and similar certificates from all other jurisdictions in which it does business and where the failure to be qualified would have a Material Adverse Effect;

(e)     payment of the Facility Charge, the Commitment Fee (which has already been paid) and, subject to Section 11.11, reimbursement of Agent’s and Lender’s current expenses reimbursable pursuant to this Agreement, which amounts may be deducted from the initial Advance; and

(f)     such other documents as Agent may reasonably request.

4.2     All Advances. On each Advance Date:

(a)     Agent shall have received (i) an Advance Request for the relevant Advance as required by Section 2.1(b), each duly executed by Borrower’s Chief Executive Officer or Chief Financial Officer, and (ii) any other documents Agent may reasonably request.

(b)     The representations and warranties set forth in this Agreement shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(c)     Borrower shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after such Advance no Event of Default shall have occurred and be continuing.

(d)     Each Advance Request shall be deemed to constitute a representation and warranty by Borrower on the relevant Advance Date as to the matters specified in paragraphs (b) and (c) of this Section 4.2 and as to the matters set forth in the Advance Request.

4.3     No Default. As of the Closing Date and each Advance Date, (i) no fact or condition exists that would (or would, with the passage of time, the giving of notice, or both) constitute an Event of Default and (ii) no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.

SECTION 5.      REPRESENTATIONS AND WARRANTIES OF BORROWER

Borrower represents and warrants that:

5.1     Corporate Status. Borrower is a corporation duly organized, legally existing and in good standing under the laws of the State of Delaware or other jurisdiction as set forth in the Perfection Certificate, and is duly qualified as a foreign corporation in all jurisdictions in which the nature of its business or location of its properties require such qualifications and where the failure to be qualified could reasonably be expected to have a Material Adverse Effect. Borrower’s present name, former names (if any), locations, place of formation, tax identification number, organizational identification number and other information are correctly set forth in Exhibit C, as may be updated by Borrower in a written notice (including any Compliance Certificate) provided to Agent after the Closing Date.

5.2     Collateral. Borrower owns the Collateral, free of all Liens, except for Permitted Liens. Borrower has the power and authority to grant to Agent a Lien in the Collateral as security for the Secured Obligations.

5.3     Consents. Borrower’s execution, delivery and performance of this Agreement and all other Loan Documents, and Borrower’s execution of the Warrant, (i) have been duly authorized by all necessary corporate action of Borrower, (ii) will not result in the creation or imposition of any Lien upon the Collateral, other than Permitted Liens and the Liens created by this Agreement and the other Loan Documents, (iii) do not violate any provisions of Borrower’s Certificate of Incorporation, bylaws, or any, law, regulation, order, injunction, judgment, decree or writ to which Borrower is subject and (iv) except as described on Schedule 5.3, do not violate any material contract or agreement or require the consent or approval of any other Person which has not already been obtained. The individual or individuals executing the Loan Documents and the Warrant are duly authorized to do so.

5.4     Material Adverse Effect. On the Closing Date, (i) no event that has had or would reasonably be expected to have a Material Adverse Effect has occurred and is continuing, and (ii) Borrower is not aware of any event likely to occur that is reasonably expected to result in a Material Adverse Effect.

5.5     Actions Before Governmental Authorities. Except as described on Schedule 5.5, on the Closing Date there are no actions, suits or proceedings at law or in equity or by or before any governmental authority now pending or, to the knowledge of Borrower, threatened against or affecting Borrower or its property where Borrower would reasonably expect to incur damages or attorneys’ fees in excess of $500,000 in the aggregate.

5.6     Laws. Borrower is not in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any governmental authority, where such violation or default is reasonably expected to result in a Material Adverse Effect. Borrower is not in default in any manner under any provision of any agreement or instrument evidencing material Indebtedness, or any other material agreement to which it is a party or by which it is bound. Borrower is in compliance with all the filing requirements for its reports of Form 10-Q and Form 10-K under the 1934 Act, without extension of any filing deadline.

5.7     Information Correct and Current. No information (excluding projections), report, Advance Request, financial statement, exhibit or schedule furnished, by or on behalf of Borrower to Agent in connection with any Loan Document or included therein or delivered pursuant thereto contained or, when taken as a whole, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading at the time such statement was made or deemed made. Additionally, any and all projections provided by Borrower to Agent, whether prior to or after the Closing Date, shall be (i) provided in good faith and based on the most current data and information available to Borrower, and (ii) the most current of such projections provided to Borrower’s Board of Directors (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the control of Borrower, that no assurance is given that any particular projections will be realized, that actual results may differ and that such differences may be material).

5.8     Tax Matters. Except as described on Schedule 5.8 and except those being contested in good faith with adequate reserves under GAAP and other than in accordance with GAAP, (a) Borrower has filed all federal, state and local tax returns requiring tax, interest or penalty payments in excess of $100,000 that it is required to file, (b) Borrower has duly paid or fully reserved for all taxes in excess of $100,000 or installments thereof (including any interest or penalties) as and when due, which have or may become due pursuant to such returns, and (c) Borrower has paid or fully reserved for any tax assessment received by Borrower for the three (3) years preceding the Closing Date, if any (including any taxes being contested in good faith and by appropriate proceedings).

5.9     Intellectual Property Claims. Borrower is the sole owner of, or otherwise has the right to use, the Intellectual Property material to Borrower’s business. Except as described on Schedule 5.9, on the Closing Date (i) each of the material Copyrights, Trademarks and Patents is valid and enforceable, (ii) no material part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and (iii) no claim has been made to Borrower that any material part of the Intellectual Property violates the rights of any third party. Exhibit D is a true, correct and complete list of each of Borrower’s Patents, registered Trademarks, registered Copyrights, and material agreements under which Borrower licenses Intellectual Property from third parties (other than shrink-wrap software licenses), together with application or registration numbers, as applicable, owned by Borrower or any Subsidiary, in each case as of the Closing Date. Except as provided on Schedule 5.9, on the Closing Date Borrower is not in material breach of, nor has Borrower failed to perform any material obligations under, any of the foregoing contracts, licenses or agreements and, to Borrower’s knowledge, no third party to any such contract, license or agreement is in material breach thereof or has failed to perform any material obligations thereunder.

5.10     Intellectual Property. Except as described on Schedule 5.10, on the Closing Date, Borrower has all material rights with respect to Intellectual Property necessary or material in the operation or conduct of Borrower’s business as currently conducted and proposed to be conducted by Borrower. Without limiting the generality of the foregoing, and in the case of Licenses, except for restrictions that are unenforceable under Division 9 of the UCC, Borrower has the right, to the extent required to operate Borrower’s business, to freely transfer, license or assign Intellectual Property necessary or material in the operation or conduct of Borrower’s business as currently conducted and proposed to be conducted by Borrower, without condition, restriction or payment of any kind (other than license payments in the ordinary course of business) to any third party, and Borrower owns or has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software and other items that are material to Borrower’s business and used in the design, development, promotion, sale, license, manufacture, import, export, use or distribution of Borrower Products except customary covenants in inbound license agreements and equipment leases where Borrower is the licensee or lessee.

5.11     Borrower Products. Except as described on Schedule 5.11, on the Closing Date, no Intellectual Property necessary or material to Borrower’s business owned by Borrower and used in Borrower Products has been or is subject to any actual or, to the knowledge of Borrower, threatened litigation, proceeding (including any proceeding in the United States Patent and Trademark Office or any corresponding foreign office or agency) or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any material manner Borrower’s use, transfer or licensing thereof or that may affect the validity, use or enforceability thereof. There is no decree, order, judgment, agreement, stipulation, arbitral award or other provision entered into in connection with any litigation or proceeding that obligates Borrower to grant licenses or ownership interest in any future material Intellectual Property related to the operation or conduct of the business of Borrower or Borrower Products. Borrower has not received any written notice or claim, or, to the knowledge of Borrower, oral notice or claim, challenging or questioning Borrower’s ownership in any Intellectual Property necessary or material to Borrower’s business (or written notice of any claim challenging or questioning the ownership in any licensed Intellectual Property of the owner thereof) or suggesting that any third party has any claim of legal or beneficial ownership with respect thereto nor, to Borrower’s knowledge, is there a reasonable basis for any such claim. Neither Borrower’s use of its Intellectual Property that is necessary or material to Borrower’s business nor the production and sale of Borrower Products infringes the Intellectual Property or other rights of others in any material manner.

5.12     Financial Accounts. Exhibit E, as may be updated by Borrower in a written notice provided to Agent after the Closing Date, is a true, correct and complete list of (a) all banks and other financial institutions at which Borrower or any Subsidiary maintains Deposit Accounts and (b) all institutions at which Borrower or any Subsidiary maintains an account holding Investment Property, and such exhibit correctly identifies the name, address and telephone number of each bank or other institution, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

5.13     Employee Matters. Except as permitted by Section 7.7, Borrower has no outstanding loans to any employee, officer or director of Borrower nor has Borrower guaranteed the payment of any loan made to an employee, officer or director of Borrower by a third party. As of the Closing Date, Borrower is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed or amounts required to be reimbursed to such employees, consultants, or independent contractors.

5.14     Subsidiaries. Borrower does not own any stock, partnership interest or other securities of any Person, except for Permitted Investments. Attached as Schedule 5.14(a), as may be updated by Borrower in a written notice provided after the Closing Date, is a true, correct and complete list of each Subsidiary. As of the Closing Date, the Foreign Subsidiaries listed on Schedule 5.14(b) represent all Eligible Foreign Subsidiaries.

SECTION 6.      INSURANCE; INDEMNIFICATION

6.1     Coverage. Borrower shall cause to be carried and maintained commercial general liability insurance, on an occurrence form, against risks customarily insured against in Borrower’s line of business for itself and any of its Subsidiaries. Such risks shall include the risks of bodily injury, including death, property damage, personal injury, advertising injury, and contractual liability per the terms of the indemnification agreement found in Section 6.3. Borrower must maintain a minimum of $2,000,000 of commercial general liability insurance for each occurrence. Borrower has and agrees to maintain a minimum of $2,000,000 of directors’ and officers’ insurance for each occurrence and $5,000,000 in the aggregate. So long as there are any Secured Obligations outstanding, Borrower shall also cause to be carried and maintained insurance upon the Collateral, insuring against risks of physical loss or damage in amounts and coverage customary for similarly situated companies in Borrower’s industry.

6.2     Certificates. Borrower shall deliver to Agent certificates of insurance that evidence Borrower’s compliance with its insurance obligations in Section 6.1 and the obligations contained in this Section 6.2. Borrower’s insurance certificate shall state Agent is an additional insured for commercial general liability, a loss payee for all risk property damage insurance, and Borrower covenants that any future insurance shall also provide that Agent shall be listed as a loss payee for property insurance and additional insured for liability insurance that Borrower may acquire from such insurer. Attached to the certificates of insurance will be additional insured endorsements for liability and lender’s loss payable endorsements for all risk property damage insurance. All certificates of insurance will provide for a minimum of thirty (30) days’ advance written notice to Agent of cancellation (other than cancellation for non-payment of premiums, for which ten (10) days’ advance written notice shall be sufficient) or any other change adverse to Agent’s interests. Any failure of Agent to scrutinize such insurance certificates for compliance is not a waiver of any of Agent’s rights, all of which are reserved.

6.3     Indemnity. Borrower agrees to indemnify and hold Agent, Lender and their officers, directors, employees, agents, in-house attorneys, outside attorneys, and representatives (each, an “Indemnified Person”) harmless from and against any and all claims, costs, expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable attorneys’ fees and disbursements and other costs of investigation or defense (including those incurred upon any appeal) (collectively, “Liabilities”), that may be instituted or asserted against or incurred by such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or the administration of such credit, or in connection with or arising out of the transactions contemplated hereunder and thereunder, or any actions or failures to act in connection therewith, or arising out of the disposition or utilization of the Collateral, excluding in all cases Liabilities to the extent resulting solely from any Indemnified Person’s gross negligence or willful misconduct. Borrower agrees to pay, and to save Agent and Lender harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all excise, sales or other similar taxes (excluding taxes imposed on or measured by the net income of Agent or Lender) that may be payable or determined to be payable with respect to any of the Collateral or this Agreement. In no event shall any Indemnified Person be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings).

SECTION 7.      COVENANTS OF BORROWER

Borrower agrees as follows:

7.1     Financial Reports. Borrower shall furnish to Agent the financial statements and reports listed hereinafter (in U.S. Dollar equivalents)(the “Financial Statements”):

(a)     as soon as practicable (and in any event within 30 days) after the end of each month, a P&L statement, a board scorecard in substantially the form presented to Agent prior to the Closing Date, a Cash (including a break down by Deposit Accounts and accounts containing Investment Property) report, a short term Investments report, an accrued compensation benefits report, and a certificate detailing the commencement of any material litigation since the Closing Date by or against Borrower or any other occurrence that would reasonably be expected to have a Material Adverse Effect, all certified by Borrower’s Chief Executive Officer or Chief Financial Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, (ii) that they are subject to normal year end adjustments, and (iii) they do not contain certain non-cash items that are customarily included in quarterly and annual financial statements;

(b)     as soon as practicable (and in any event within 45 days) after the end of each of the first three calendar quarters in any calendar year, unaudited interim and year-to-date financial statements as of the end of such calendar quarter (prepared on a consolidated basis, if applicable), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against Borrower) or any other occurrence that would reasonably be expected to have a Material Adverse Effect, certified by Borrower’s Chief Executive Officer or Chief Financial Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, and (ii) that they are subject to normal year end adjustments; provided that delivery within the time period specified above of copies of Borrower’s Form 10-Q prepared in compliance with the requirements therefor and timely filed without extension with the SEC shall be deemed to satisfy the requirements of this Section 7.1(b);

(c)     as soon as practicable (and in any event within ninety (90) days) after the end of each fiscal year, unqualified audited financial statements (other than a going concern comment or qualification in connection with the existence of Section 9.3) as of the end of such year (prepared on a consolidated basis), including balance sheet and related statements of income and cash flows, and setting forth in comparative form the corresponding figures for the preceding fiscal year, certified by a firm of independent certified public accountants selected by Borrower and reasonably acceptable to Agent, accompanied by any management report from such accountants; provided that the delivery within the time period specified above of Borrower’s Form 10-K for such fiscal year prepared in accordance with the requirements therefor and timely filed without extension with the Securities and Exchange Commission, shall be deemed to satisfy the requirements of this Section 7.1(c);

(d)     as soon as practicable (and in any event within thirty (30) days after the end of each month, a Compliance Certificate in the form of Exhibit F;

(e)     as soon as practicable (and in any event within 30 days) after the end of each month, a report showing agings of accounts receivable on a net basis and accounts payable, which report can be submitted using the local currency of the Subsidiary for which such information relates;

(f)     promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports that Borrower has made available to holders of its capital stock (other than in their capacities as management or members of Borrower’s Board of Directors) and copies of any regular, periodic and special reports or registration statements that Borrower files with the SEC or any governmental authority that may be substituted therefor, or any national securities exchange;

(g)     (i) as soon as available, but no later than February 15 of each calendar year after the Closing Date, an operating budget for Borrower and its Subsidiaries (which shall include projected monthly Revenue and Adjusted EBITDA) covering a twelve month period for the then current calendar year which is (A) prepared in good faith, (B) approved by Borrower’s Board of Directors in good faith, and (C) reasonably acceptable to Agent, such acceptance not to be unreasonably withheld, conditioned or delayed, provided that any material changes to such a budget must also be reasonably acceptable to Agent, such acceptance not to be unreasonably withheld, conditioned or delayed, and (ii) as soon as available, but no later than December 15 of each calendar year after the Closing Date, an operating budget forecast for Borrower and its Subsidiaries (which shall include projected monthly Revenue and Adjusted EBITDA) covering January of the following calendar year which is (A) prepared in good faith by Borrower’s management and certified by the Chief Executive Officer or Chief Financial Officer of Borrower, and (B) reasonably acceptable to Agent, such acceptance not to be unreasonably withheld, conditioned or delayed (collectively, (i) and (ii) of this clause 7.1(g), the “Operating Budget”); and

(h)     at the same time and in the same manner as it gives to its Board of Directors, copies of a board scorecard in substantially the form presented to Agent prior to the Closing Date, and board minutes after approval by the Borrower’s Board of Directors.

Borrower shall not (without the consent of Agent, such consent not to be unreasonably withheld or delayed), make any change in its (a) accounting policies or reporting practices, except as required by GAAP or (b) fiscal years or fiscal quarters. The fiscal year of Borrower shall end on December 31.

The executed Compliance Certificate may be sent via facsimile to Agent at (650) 473-9194 or via e-mail to avaidya@herculestech.com. All Financial Statements required to be delivered pursuant to clauses (a), (b) and (c) shall be sent via e-mail to financialstatements@herculestech.com with a copy to avaidya@herculestech.com provided, that if e-mail is not available or sending such Financial Statements via e-mail is not possible, they shall be sent via facsimile to Agent at: (866) 468-8916, attention Chief Credit Officer.

Notwithstanding the foregoing, documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower emails a link thereto to Agent; provided that Borrower shall directly provide Agent all Financial Statements required to be delivered pursuant to Section 7.1(b) and (c) hereunder.

7.2     Management Rights. Borrower shall permit any representative that Agent or Lender authorizes, including its attorneys and accountants, to inspect the Collateral and examine and make copies and abstracts of the books of account and records of Borrower at reasonable times and upon reasonable notice during normal business hours; provided, however, that so long as no Event of Default has occurred and is continuing, such examinations shall be limited to no more often than twice per fiscal year. In addition, any such representative shall have the right to meet with management and officers of Borrower to discuss such books of account and records. In addition, Agent or Lender shall be entitled at reasonable times and intervals to consult with and advise the management and officers of Borrower concerning significant business issues affecting Borrower. Such consultations shall not unreasonably interfere with Borrower’s business operations. The parties intend that the rights granted Agent and Lender shall constitute “management rights” within the meaning of 29 C.F.R. Section 2510.3-101(d)(3)(ii), but that any advice, recommendations or participation by Agent or Lender with respect to any business issues shall not be deemed to give Agent or Lender, nor be deemed an exercise by Agent or Lender of, control over Borrower’s management or policies.

7.3     Further Assurances. Borrower shall from time to time, upon Agent’s request, execute, deliver and file, alone or with Agent, any financing statements, security agreements, collateral assignments, notices, control agreements, or other documents to perfect or give the highest priority to Agent’s Lien on the Collateral (subject to Permitted Liens). Borrower shall from time to time procure any instruments or documents as may be reasonably requested by Agent, and take all further reasonable action that may be necessary or desirable (at the request of Agent), or that Agent may reasonably request, to perfect and protect the Liens granted hereby and thereby. In addition, and for such purposes only, Borrower hereby authorizes Agent to execute and deliver on behalf of Borrower and to file such financing statements, collateral assignments, notices, control agreements, security agreements and other similar documents without the signature of Borrower either in Agent’s name or in the name of Agent as agent and attorney-in-fact for Borrower. Borrower shall protect and defend Borrower’s title to the Collateral and Agent’s Lien thereon against all Persons claiming any interest adverse to Borrower or Agent other than Permitted Liens.

7.4     Indebtedness. Borrower shall not create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness, except for (a) the conversion of Indebtedness into equity securities and the payment of cash in lieu of fractional shares in connection with such conversion, (b) purchase money Indebtedness pursuant to its then applicable payment schedule, (c) prepayment by any Subsidiary of (i) inter-company Indebtedness owed by such Subsidiary to any Borrower, provided however, if the receiving party is a FSHCO, such entity shall be required to dispose of such payment within ten (10) Business Days of its receipt, or (ii) if such Subsidiary is not a Borrower, intercompany Indebtedness owed by such Subsidiary to another Subsidiary that is not a Borrower or (d) as otherwise permitted hereunder or approved in writing by Agent.

7.5     Collateral. Borrower shall at all times keep the Collateral and all other property and assets used in Borrower’s business or in which Borrower now or hereafter holds any interest free and clear from any Liens whatsoever (except for Permitted Liens), and shall give Agent prompt written notice of any litigation, arbitration or similar proceeding filed against Borrower affecting Collateral, Borrower’s other property or assets or any Liens, in all cases that is reasonably expected to result in damages or expenses in excess of $250,000; provided, however, that the Collateral and such other property and assets may be subject to Permitted Liens. Borrower shall cause its Subsidiaries to protect and defend such Subsidiary’s title to its assets from and against all Persons claiming any interest adverse to such Subsidiary in Borrower’s reasonable business judgment, and Borrower shall cause its Subsidiaries at all times to keep such Subsidiary’s property and assets free and clear from any Liens whatsoever (except for Permitted Liens), and shall give Agent prompt written notice of any litigation, arbitration or similar proceeding that is reasonably likely to result in damages or expenses in excess of $250,000 affecting such Subsidiary’s assets. Borrower shall not agree with any Person other than Agent or Lender not to encumber its property, other than in connection with Permitted Transfers and or Permitted Liens.

7.6     Investments/Acquisitions. Borrower shall not directly or indirectly (a) acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments or Permitted Acquisitions, or (b) acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person other than Permitted Acquisitions.

7.7     Distributions. Borrower shall not, and shall not allow any Subsidiary to, (a) other than as permitted in clause (iii) of Permitted Investments, repurchase or redeem any class of stock or other equity interest other than pursuant to employee, director or consultant repurchase plans or other similar agreements; provided, however, in each case the repurchase or redemption price does not exceed the original consideration paid for such stock or equity interest, or (b) declare or pay any cash dividend or make a cash distribution on any class of stock or other equity interest, other than (i) distributions in connection with Permitted Investments and (ii) dividends paid or distributions made (directly or indirectly) by a Subsidiary to Borrower or a Domestic Subsidiary, provided that if such payment or distribution is made to a FSHCO, such entity shall not retain such payment or distribution for more than ten (10) Business Days, or (c) lend money to any employees, officers or directors or guarantee the payment of any such loans granted by a third party in excess of $250,000 in the aggregate in any fiscal year, (d) waive, release or forgive any Indebtedness owed by any employees, officers or directors in excess of $250,000 in the aggregate in any fiscal year.

7.8     Transfers. Except for Permitted Transfers, Borrower shall not voluntarily or involuntarily transfer, sell, lease, license, lend or in any other manner convey any equitable, beneficial or legal interest in any material portion of its assets.

7.9     Mergers. Borrower shall not merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of (a) a Subsidiary which is not a Borrower into another Subsidiary or into Borrower, or (b) a Borrower into another Borrower other than an Eligible Foreign Subsidiary).

7.10     Taxes. Borrower and its Subsidiaries shall timely pay all taxes or other charges in the nature of a tax (together with any related interest or penalties) now or hereafter imposed or assessed against Borrower or its Subsidiaries, except those being contested in good faith and by appropriate proceedings, and for which Borrower maintains adequate reserves therefor in accordance with GAAP. Other than as reserved for in accordance with GAAP or for which nonpayment does not exceed $1,000,000 in any fiscal year, Borrower shall timely file all required personal property tax returns in respect of the Collateral that Borrower is required to file.

7.11     Corporate Changes. Neither Borrower nor any Subsidiary shall change its corporate name, legal form or jurisdiction of formation without twenty (20) days’ prior written notice to Agent. Neither Borrower nor any Subsidiary (other than Immaterial Subsidiaries) shall suffer a Change in Control. Borrower shall not relocate its chief executive office or its principal place of business unless: (i) it has provided prior written notice to Agent; and (ii) such relocation shall be within the continental United States. Neither Borrower nor any Subsidiary shall relocate any item of Collateral (other than (x) sales of Inventory in the ordinary course of business, (y) relocations of Equipment having an aggregate value of up to $150,000 per transactions in a single or series of related relocations, with all relocations of Equipment not to exceed an aggregate of $1,000,000 in any fiscal year, and (z) relocations of Collateral from a location described on Exhibit C to another location described on Exhibit C) unless (A) such relocation is in connection with Permitted Transfers or (B) (i) it has provided written notice to Agent on the next Compliance Certificate to be delivered, (ii) such relocation is within the continental United States if such asset were already located in the United States and, (iii) if such relocation is to a third party bailee, it has taken commercially reasonable efforts to deliver a bailee agreement in form and substance reasonably acceptable to Agent involving Collateral having an aggregate value in excess of $350,000.

7.12     Deposit Accounts.

(a)     Borrower, Domestic Subsidiaries and Eligible Foreign Subsidiaries (other than RL-Brazil, until the date required in Section 7.12(b)) shall not maintain any Deposit Accounts, or accounts holding Investment Property, except with respect to which Agent has an Account Control Agreement, or if such accounts are located outside the United States, there is in place an equivalent agreement that perfects Agent’s security interest in such account in Agent’s reasonable discretion, provided however, that this Section 7.12(a) shall not apply to:

(i)     Deposit Accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s, or any Subsidiary’s employees;

(ii)     Any Deposit Account holding less than $50,000, provided that the aggregate amount held in all such non-compliant Deposit Accounts shall not exceed $250,000;

(iii)     Deposit Accounts securing Indebtedness under clause (vii) or clause (xi) of the definition of Permitted Indebtedness, but only to the extent that the issuer of such letter of credit prohibits the issuance of an Account Control Agreement in connection with such Deposit Account;

(iv)     Those certain Deposit Accounts maintained at HSBC Bank Canada, account numbers 142135453001 170, 142135453002 170 and 142135453070 for a period of fifteen days after the Closing Date, at which time, all such Deposit Accounts shall be subject to a Control Agreement reasonably satisfactory to Agent; and

(v)     That certain Deposit Account maintained at Wells Fargo Bank, N.A., account number 2000025154777, provided that the balance in such account shall not exceed $10,000.

(b)     Borrower shall require that RL-Brazil sign a Joinder Agreement, or if a Joinder Agreement is not permitted under applicable law then a guarantee reasonably satisfactory to Agent, on or before June 15, 2015, on which date Agent shall hold a perfected security interest in substantially all of RL-Brazil’s assets. Prior to June 15, 2015, Borrower shall not allow its Foreign Subsidiaries to maintain a balance in excess of $13,500,000 in all Deposit Accounts and accounts holding Investment Property. After such date occurs, Borrower shall not allow the maximum amount in all such accounts to exceed $10,000,000 (which amount shall exclude, for the avoidance of doubt, any amounts held by RL-Brazil for as long as it is a party to a Joinder Agreement or guarantee). In all cases, the maximum Cash amount allowed to be maintained by RL-Mexico is $500,000, and the maximum Cash amount allowed to be maintained by RL-Brazil is $1,500,000.

7.13     Subsidiary Matters.

(a)     Borrower shall notify Agent of each Subsidiary formed subsequent to the Closing Date and, within 15 days of formation, shall cause any such Domestic Subsidiary (other than a FSHCO) to execute and deliver to Agent a Joinder Agreement.

(b)     Borrower shall notify Agent in writing within ten (10) Business Days following the end of any calendar quarter if, in the exercise of its good faith business judgment, a Foreign Subsidiary qualifies as an Eligible Foreign Subsidiary. At Agent’s election, Borrower shall cause an Eligible Foreign Subsidiary to sign a Joinder Agreement and take all other actions Agent reasonably requests in order to perfect Agent’s security interest in such Eligible Subsidiary’s assets such that Agent is perfected within sixty (60) days (or 75 days with respect to RL-Brazil) thereafter, which sixty (60) day grace period shall also apply to all Eligible Foreign Subsidiaries that exist as of the Closing Date (or 75 days for RL-Brazil). If such Eligible Foreign Subsidiary’s shares are owned by Borrower or any party that is a signatory to a currently effective Joinder Agreement, Agent shall also be entitled to receive a pledge of 100% of such Eligible Foreign Subsidiary’s shares held by such entity. If Borrower determines in its good faith business judgment that a Foreign Subsidiary is no longer an Eligible Foreign Subsidiary, on Borrower’s written notification thereof and request for such entity to be released, Agent will within thirty (30) after receipt of such request release such party from its Joinder Agreement, release Agent’s security interest against such entity’s assets and relinquish any pledge of such entity’s voting securities such that Agent shall continue to hold no more than 65% of such entity’s voting securities, it being understood that if the release takes longer than thirty (30) days due to local practices in the jurisdiction where the assets are located, Agent shall be in compliance with its obligations in this section as long as it diligently pursues in a timely fashion in obtaining such release.

7.14     Update to Perfection Certificate. Borrower shall with the delivery of the Financial Statements required under Section 7.1(b), deliver to Agent an updated Perfection Certificate or schedules to this Agreement, provided however, that unless any representation or warranty specifically allows for Borrower to update the Perfection Certificate or the schedules to this Agreement, such update shall not cure any breach due to the non-compliance with any given representation or warranty.

7.15     Financial Covenants.

(a)     Borrower’s Unrestricted Cash shall be not less than $12,500,000 at any time, provided however, that if Borrower makes the EBITDA Election, the Unrestricted Cash Balance shall be not less than $17,500,000 at any time after making the EBITDA Election unless Adjusted EBITDA (excluding all Cash and non-Cash restructuring charges or expenses) is positive for three consecutive calendar quarters, at which time, the Unrestricted Cash Balance shall adjust back to $12,500,000.

(b)     Borrower shall be in compliance with the financial covenants set forth in Schedule 7.15(b).

(c)     Borrower shall, or shall cause any Subsidiary owning Minority Interests to (i) pledge the Serviz Interests as Collateral by May 31, 2015, and (ii) use commercially reasonable efforts to pledge the Scorpion Interests as Collateral by May 31, 2015.

7.16     Other Covenants.

(a)     Borrower shall timely file it reports on Form 10-Q and Form 10-K under the 1934 Act, without extension (unless approved by Agent in its reasonable discretion).

(b)      Borrower shall notify Agent promptly of the occurrence of any Event of Default.

SECTION 8.      RESERVED

SECTION 9.      EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall be an Event of Default:

9.1     Payments. Borrower fails to pay any amount due under this Agreement or any of the other Loan Documents on the due date; provided, however, that an Event of Default shall not occur on account of a failure to pay due solely to an administrative or operational error of Lender or Borrower’s bank if Borrower had the funds to make the payment when due and makes the payment within three Business Days following Borrower’s knowledge of such failure to pay; or

9.2     Covenants. Borrower breaches or defaults in the performance of any covenant or Secured Obligation under this Agreement, or any of the other Loan Documents or any other agreement among Borrower, Agent and Lender, and (a) with respect to a default under any covenant under this Agreement (other than under Sections 6, 7.1(g), 7.4, 7.5, 7.6, 7.7, 7.8, 7.9,7.10, 7.11, 7.12, 7.15 and 7.16), any other Loan Document or any other agreement among Borrower, Agent and Lender, such default continues for more than fifteen (15) days after the earlier of the date on which (i) Agent or Lender has given notice of such default to Borrower and (ii) Borrower has actual knowledge of such default, (b) with respect to a default under Sections 7.10, 7.11 or 7.12 under this Agreement, such default continues for more than twenty (20) days after the earlier of the date on which (i) Agent or Lender has given notice of such default to Borrower and (ii) Borrower has actual knowledge of such default, or (c) with respect to a default under any of Sections 6, 7.1(g), 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.15 and 7.16 of this Agreement and Sections 9(a) and 9(b) of the Warrant, the occurrence of such default; or

9.3     Material Adverse Effect. Agent shall have provided Borrower written notice that a circumstance has occurred that would reasonably be expected to have a Material Adverse Effect and such circumstance is continuing three (3) Business Days following receipt of such notice during which time Agent and Borrower shall engage in good faith discussions regarding such circumstance and its consequences, provided, however, that no Event of Default shall be triggered if the circumstance arises out of: (i) any adverse change, effect or circumstance relating generally to financial markets or general economic conditions; (ii) war, act of terrorism, civil unrest or similar event; or (iii) any adverse change, effect or circumstance resulting from an action required or permitted by this Agreement; or

9.4     Representations. Any representation or warranty made by Borrower in any Loan Document or in the Warrant shall have been false or misleading in any material respect when made or when deemed made; or

9.5     Insolvency. (A) Borrower (i) shall make an assignment for the benefit of creditors; or (ii) shall be unable to pay its debts as they become due, or be unable to pay or perform under the Loan Documents, or shall become insolvent; or (iii) shall file a voluntary petition in bankruptcy; or (iv) shall file any petition, answer, or document seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation pertinent to such circumstances; or (v) shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of Borrower or of all or any substantial part (i.e., 33-1/3% or more) of the assets or property of Borrower; or (vi) shall cease operations of its business as its business has normally been conducted, or terminate substantially all of its employees; or (vii) Borrower or its directors or majority shareholders shall take any action initiating any of the foregoing actions described in clauses (i) through (vi); or (B) either (i) forty-five (45) days shall have expired after the commencement of an involuntary action against Borrower seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, without such action being dismissed or all orders or proceedings thereunder affecting the operations or the business of Borrower being stayed; or (ii) a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed; or (iii) Borrower shall file any answer admitting or not contesting the material allegations of a petition filed against Borrower in any such proceedings; or (iv) the court in which such proceedings are pending shall enter a decree or order granting the relief sought in any such proceedings; or (v) forty-five (45) days shall have expired after the appointment, without the consent or acquiescence of Borrower, of any trustee, receiver or liquidator of Borrower or of all or any substantial part of the properties of Borrower without such appointment being vacated; or

9.6     Attachments; Judgments. Any portion of Borrower’s assets is attached or seized, or a levy is filed against any such assets, or a judgment or judgments is/are entered for the payment of money (not covered by independent third party insurance as to which liability has not been rejected by such insurance carrier), individually or in the aggregate, of at least $500,000, or Borrower is enjoined or in any way prevented by court order from conducting any part of its business, and such attachment, seizures, levy, judgment or enjoinment is not satisfied, vacated or discharged within sixty (60) days thereof; or

9.7     Other Obligations.

(a)     The occurrence and continuation of any default under any agreement or obligation of Borrower or Subsidiary involving the repayment of Indebtedness (other than Indebtedness for tenant improvements for Borrower’s or its Subsidiaries’ leased real property) in excess of $500,000.

(b)     The occurrence and continuation of any default under any agreement or obligation of Borrower or Subsidiary which would entitle any Person to accelerate Indebtedness for tenant improvements owed by Borrower or any Subsidiary in excess of $500,000.

SECTION 10.      REMEDIES

10.1     General. Upon and during the continuance of any one or more Events of Default, (i) Agent may, at its option, accelerate and demand payment of all or any part of the Secured Obligations together with a Prepayment Charge and declare them to be immediately due and payable (provided, that upon the occurrence of an Event of Default of the type described in Section 9.5, all of the Secured Obligations shall automatically be accelerated and made due and payable, in each case without any further notice or act), (ii) Agent may, at its option, sign and file in Borrower’s name any and all collateral assignments, notices, control agreements, security agreements and other documents it deems necessary or appropriate to perfect or protect the repayment of the Secured Obligations, and in furtherance thereof, Borrower hereby grants Agent an irrevocable power of attorney coupled with an interest, and (iii) Agent may notify any of Borrower’s account debtors to make payment directly to Agent, compromise the amount of any such account on Borrower’s behalf and endorse Agent’s name without recourse on any such payment for deposit directly to Agent’s account. Agent may exercise all rights and remedies with respect to the Collateral under the Loan Documents or otherwise available to it under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral. All Agent’s rights and remedies shall be cumulative and not exclusive.

10.2     Collection; Foreclosure. Upon the occurrence and during the continuance of any Event of Default, Agent may, at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as Agent may elect. Any such sale may be made either at public or private sale at its place of business or elsewhere. Borrower agrees that any such public or private sale may occur upon ten (10) calendar days’ prior written notice to Borrower. Agent may require Borrower to assemble the Collateral and make it available to Agent at a place designated by Agent that is reasonably convenient to Agent and Borrower. The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by Agent in the following order of priorities:

First, to Agent and Lender in an amount sufficient to pay in full Agent’s and Lender’s reasonable costs and professionals’ and advisors’ fees and expenses as described in Section 11.11;

Second, to Lender in an amount equal to the then unpaid amount of the Secured Obligations (including principal, interest, and the Default Rate interest), in such order and priority as Agent may choose in its sole discretion; and

Finally, after the full and final payment in Cash of all of the Secured Obligations (other than any inchoate obligations), to any creditor holding a junior Lien on the Collateral, or to Borrower or its representatives or as a court of competent jurisdiction may direct.

Agent shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it complies with the obligations of a secured party under the UCC.

10.3     No Waiver. Agent shall be under no obligation to marshal any of the Collateral for the benefit of Borrower or any other Person, and Borrower expressly waives all rights, if any, to require Agent to marshal any Collateral.

10.4     Cumulative Remedies. The rights, powers and remedies of Agent hereunder shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative. The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of Agent.

SECTION 11.      MISCELLANEOUS

11.1     Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.2     Notice. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication (including the delivery of Financial Statements) that is required, contemplated, or permitted under the Loan Documents or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by facsimile, electronic mail or hand delivery or delivery by an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States mails, with proper first class postage prepaid, in each case addressed to the party to be notified as follows:

(a)           If to Agent:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
Legal Department
Attention: Chief Legal Officer and Ash Vaidya
400 Hamilton Avenue, Suite 310
Palo Alto, CA 94301
Facsimile: 650-473-9194
Telephone: 650-289-3060
Email: legal@herculestech.com

(b)           If to Lender:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
Legal Department
Attention: Chief Legal Officer and Ash Vaidya
400 Hamilton Avenue, Suite 310
Palo Alto, CA 94301
Facsimile: 650-473-9194
Telephone: 650-289-3060
Email: legal@herculestech.com

(c)           If to Borrower:

REACHLOCAL, Inc.

Attention: Chief Financial Officer and General Counsel

21700 Oxnard St. Suite 1600

Woodland Hills, CA 91367

Facsimile: 818-274-0260
Telephone: 818-936-9917; 818-936-9907
email:

With a courtesy copy to:

Haim Zaltzman

Latham & Watkins LLP

505 Montgomery Street, Suite 2000

San Francisco, CA 94111-6538

Facsimile: 415-395-8095

Telephone: 415-395-8870

Email: haim.zaltzman@lw.com

or to such other address as each party may designate for itself by like notice. Any notice, demand, request, consent, approval, declaration, service of process or other communication delivered to a party to this Agreement shall be effective notwithstanding the failure to deliver a copy thereof to any Person not a party to this Agreement.

11.3     Entire Agreement; Amendments.

(a)     This Agreement and the other Loan Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, non-disclosure or confidentiality agreements, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof (including Agent’s revised proposal letter dated March 6, 2015).

(b)     Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.3(b). The Required Lenders and Borrower party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Agent and Borrower party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of Borrower hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (A) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder) or extend the scheduled date of any payment thereof, in each case without the written consent of each Lender directly affected thereby; (B) eliminate or reduce the voting rights of any Lender under this Section 11.3(b) without the written consent of such Lender; (C) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release a Borrower from its obligations under the Loan Documents, in each case without the written consent of all Lenders; or (D) amend, modify or waive any provision of Section 11.17 without the written consent of the Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each Lender and shall be binding upon Borrower, the Lender, the Agent and all future holders of the Loans.

11.4     No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.5     No Waiver. The powers conferred upon Agent and Lender by this Agreement are solely to protect its rights hereunder and under the other Loan Documents and its interest in the Collateral and shall not impose any duty upon Agent or Lender to exercise any such powers. No omission or delay by Agent or Lender at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by Borrower at any time designated, shall be a waiver of any such right or remedy to which Agent or Lender is entitled, nor shall it in any way affect the right of Agent or Lender to enforce such provisions thereafter.

11.6     Survival. All agreements, representations and warranties contained in this Agreement and the other Loan Documents or in any document delivered pursuant hereto or thereto shall be for the benefit of Agent, Lender and Borrower, as applicable, and shall survive the execution and delivery of this Agreement, and Sections 6, 10 and 11 of this Agreement shall survive the expiration or other termination of this Agreement and the Warrant shall survive pursuant to the terms of the Warrant.

11.7     Successors and Assigns. The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on Borrower and its permitted assigns (if any). Borrower shall not assign its obligations under this Agreement or any of the other Loan Documents without Agent’s express prior written consent, and any such attempted assignment shall be void and of no effect. Agent and Lender may assign, transfer, or endorse its rights hereunder and under the other Loan Documents without prior notice to Borrower, and all of such rights shall inure to the benefit of Agent’s and Lender’s successors and assigns; provided that as long as no Event of Default has occurred and is continuing, neither Agent nor any Lender may assign, transfer or endorse its rights hereunder or under the Loan Documents to any party that is a direct competitor of Borrower, or a distressed debt or vulture fund (each such term as reasonably defined by Lender), it being acknowledged that in all cases, any transfer to an Affiliate of any Lender or Agent shall be allowed.

11.8     Governing Law. This Agreement and the other Loan Documents have been negotiated and delivered to Agent and Lender in the State of California, and shall have been accepted by Agent and Lender in the State of California. Payment to Agent and Lender by Borrower of the Secured Obligations is due in the State of California. This Agreement and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

11.9     Consent to Jurisdiction and Venue. All judicial proceedings (to the extent that the reference requirement of Section 11.10 is not applicable) arising in or under or related to this Agreement or any of the other Loan Documents may be brought in any state or federal court located in the State of California. By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to nonexclusive personal jurisdiction in Santa Clara County, State of California; (b) waives any objection as to jurisdiction or venue in Santa Clara County, State of California; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement or the other Loan Documents. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 11.2, and shall be deemed effective and received as set forth in Section 11.2. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

11.10     Mutual Waiver of Jury Trial / Judicial Reference.

(a)     Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert Person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF BORROWER, AGENT AND LENDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY BORROWER AGAINST AGENT, LENDER OR THEIR RESPECTIVE ASSIGNEE OR BY AGENT, LENDER OR THEIR RESPECTIVE ASSIGNEE AGAINST BORROWER. This waiver extends to all such Claims, including Claims that involve Persons other than Agent, Borrower and Lender; Claims that arise out of or are in any way connected to the relationship among Borrower, Agent and Lender; and any Claims for damages, breach of contract, tort, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement, any other Loan Document.

(b)     If the waiver of jury trial set forth in Section 11.10(a) is ineffective or unenforceable, the parties agree that all Claims shall be resolved by reference to a private judge sitting without a jury, pursuant to Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of Santa Clara County, California. Such proceeding shall be conducted in Santa Clara County, California, with California rules of evidence and discovery applicable to such proceeding.

(c)     In the event Claims are to be resolved by judicial reference, either party may seek from a court identified in Section 11.9, any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by judicial reference.

11.11     Professional Fees. Borrower promises to pay Agent’s and Lender’s fees and expenses necessary to finalize the loan documentation, including but not limited to reasonable attorneys fees, UCC searches, filing costs, and other miscellaneous expenses. In addition, Borrower promises to pay any and all reasonable attorneys’ and other professionals’ fees and expenses (including fees and expenses of in-house counsel) incurred by Agent and Lender after the Closing Date in connection with or related to: (a) the Loan; (b) the administration, collection, or enforcement of the Loan; (c) the amendment or modification of the Loan Documents; (d) any waiver, consent, release, or termination under the Loan Documents; (e) the protection, preservation, audit, field exam, sale, lease, liquidation, or disposition of Collateral or the exercise of remedies with respect to the Collateral; (f) any legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to Borrower or the Collateral, and any appeal or review thereof; and (g) any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other action related to Borrower, the Collateral, the Loan Documents, including representing Agent or Lender in any adversary proceeding or contested matter commenced or continued by or on behalf of Borrower’s estate, and any appeal or review thereof.

11.12     Confidentiality. Agent and Lender acknowledge that certain items of Collateral and information provided to Agent and Lender by Borrower are confidential and proprietary information of Borrower, if and to the extent such information either (x) is marked as confidential by Borrower at the time of disclosure, or (y) should reasonably be understood to be confidential (the “Confidential Information”). Accordingly, Agent and Lender agree that any Confidential Information it may obtain in connection with this Agreement or any Loan Document or in the course of acquiring, administering, or perfecting Agent’s security interest in the Collateral shall not be disclosed to any other Person or entity in any manner whatsoever, in whole or in part, without the prior written consent of Borrower, except that Agent and Lender may disclose any such information: (a) to its own directors, officers, employees, accountants, counsel and other professional advisors and to its Affiliates if Agent or Lender in their reasonable discretion determines that any such party should have access to such information in connection with such party’s responsibilities in connection with the Loan or this Agreement and, provided that such recipient of such Confidential Information either (i) agrees to be bound by the confidentiality provisions of this paragraph or (ii) is otherwise subject to confidentiality restrictions that reasonably protect against the disclosure of Confidential Information; (b) if such information is generally available to the public; (c) if required or appropriate in any report, statement or testimony submitted to any governmental authority having or claiming to have jurisdiction over Agent or Lender; (d) if required or appropriate in response to any summons or subpoena or in connection with any litigation, to the extent permitted or deemed advisable by Agent’s or Lender’s counsel; (e) to comply with any legal requirement or law applicable to Agent or Lender; (f) to the extent reasonably necessary in connection with the exercise of any right or remedy under any Loan Document, including Agent’s sale, lease, or other disposition of Collateral after default; (g) to any participant or assignee of Agent or Lender or any prospective participant or assignee; provided, that such participant or assignee or prospective participant or assignee agrees in writing to be bound by this Section prior to disclosure; or (h) otherwise with the written prior consent of Borrower; provided, that any disclosure made in violation of this Agreement shall not affect the obligations of Borrower or any of its Affiliates or any guarantor under this Agreement or the other Loan Documents.

11.13      Assignment of Rights. Borrower acknowledges and understands that Agent or Lender may, subject to Section 11.7, sell and assign all or part of its interest hereunder and under the Loan Documents to any Person or entity (an “Assignee”). After such assignment the term “Agent” or “Lender” as used in the Loan Documents shall mean and include such Assignee, and such Assignee shall be vested with all rights, powers and remedies of Agent and Lender hereunder with respect to the interest so assigned; but with respect to any such interest not so transferred, Agent and Lender shall retain all rights, powers and remedies hereby given. No such assignment by Agent or Lender shall relieve Borrower of any of its obligations hereunder. Lender agrees that in the event of any transfer by it of the Note(s)(if any), it will endorse thereon a notation as to the portion of the principal of the Note(s), which shall have been paid at the time of such transfer and as to the date to which interest shall have been last paid thereon.

11.14     Termination; Revival of Secured Obligations. This Agreement (other than any provision which shall survive termination as designated in Section 11.6) and the security interest granted herein and in the other Loan Documents shall terminate upon the payment in full of the Secured Obligations (other than inchoate indemnity obligations), and Agent and Lender agree, at the sole expense of Borrower, to execute any documents or filings reasonably requested by Borrower to effectuate the foregoing. Notwithstanding the foregoing, this Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against Borrower for liquidation or reorganization, if Borrower becomes insolvent or makes an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of Borrower’s assets, or if any payment or transfer of Collateral is recovered from Agent or Lender. The Loan Documents and the Secured Obligations and Collateral security shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Secured Obligations or any transfer of Collateral to Agent, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, Agent, Lender or by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment, performance, or transfer of Collateral had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Secured Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full and final payment to Agent or Lender in Cash of the Secured Obligations (other than any inchoate indemnity obligations).

11.15     Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

11.16     No Third Party Beneficiaries. No provisions of the Loan Documents are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any Person other than Agent, Lender and Borrower unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions of the Loan Documents will be personal and solely among Agent, the Lender and Borrower.

11.17     Agency.

(a)     Lender hereby irrevocably appoints Hercules Technology Growth Capital, Inc. to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(b)     Lender agrees to indemnify the Agent in its capacity as such (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so), according to its respective Term Commitment percentages (based upon the total outstanding Term Loan Commitments) in effect on the date on which indemnification is sought under this Section 11.17, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

(c)     Agent in Its Individual Capacity. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each such Person serving as Agent hereunder in its individual capacity.

(d)     Exculpatory Provisions. The Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent shall not:

(i)	be subject to any fiduciary or other implied duties, regardless of whether any default or any Event of Default has occurred and is continuing;

(ii)

have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Lender, provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law; and

(iii)

except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and the Agent shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as the Agent or any of its Affiliates in any capacity.

(e)     The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Lender or as the Agent shall believe in good faith shall be necessary, under the circumstances or (ii) in the absence of its own gross negligence or willful misconduct.

(f)     The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

(g)     Reliance by Agent. Agent may rely, and shall be fully protected in acting, or refraining to act, upon, any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order, bond or other paper or document that it has no reason to believe to be other than genuine and to have been signed or presented by the proper party or parties or, in the case of cables, telecopies and telexes, to have been sent by the proper party or parties. In the absence of its gross negligence or willful misconduct, Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to Agent and conforming to the requirements of the Loan Agreement or any of the other Loan Documents. Agent may consult with counsel, and any opinion or legal advice of such counsel shall be full and complete authorization and protection in respect of any action taken, not taken or suffered by Agent hereunder or under any Loan Documents in accordance therewith. Agent shall have the right at any time to seek instructions concerning the administration of the Collateral from any court of competent jurisdiction. Agent shall not be under any obligation to exercise any of the rights or powers granted to Agent by this Agreement, the Loan Agreement and the other Loan Documents at the request or direction of Lenders unless Agent shall have been provided by Lender with adequate security and indemnity against the costs, expenses and liabilities that may be incurred by it in compliance with such request or direction.

11.18     Publicity. None of the parties hereto nor any of its respective member businesses and Affiliates shall, without the other parties’ prior written consent (which shall not be unreasonably withheld or delayed), publicize or use (a) the other party's name (including a brief description of the relationship among the parties hereto), logo or hyperlink to such other parties’ web site, separately or together, in written and oral presentations, advertising, promotional and marketing materials, client lists, public relations materials or on its web site (together, the " Publicity Materials"); (b) the names of officers of such other parties in the Publicity Materials; and (c) such other parties’ name, trademarks, servicemarks in any news or press release concerning such party; provided however, notwithstanding anything to the contrary herein, no such consent shall be required to the extent (i) necessary to comply with the requests of any regulators, legal requirements or laws applicable to such party, and (ii) in compliance with Section 11.12.

(SIGNATURES TO FOLLOW)

IN WITNESS WHEREOF, Borrower, Agent and Lender have duly executed and delivered this Loan and Security Agreement as of the day and year first above written.

BORROWER:

REACHLOCAL, Inc.

Signature:       /s/ Ross G. Landsbaum

Print Name:    Ross G. Landsbaum

Title:                Chief Financial Officer

Accepted in Palo Alto, California:

AGENT:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

Signature:        /s/ Ben Bang

Print Name:     Ben Bang

Title:               Associate General Counsel

LENDER:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

Signature:        /s/ Ben Bang

Print Name:     Ben Bang

Title:               Associate General Counsel

EXHIBIT A

ADVANCE REQUEST

To: Agent:	Date: April __, 2015

Hercules Technology Growth Capital, Inc. (the “Agent”)
400 Hamilton Avenue, Suite 310
Palo Alto, CA 94301
Facsimile: 650-473-9194
Attn: Chief Legal Officer and Ash Vaidya

ReachLocal, Inc. (“Borrower”) hereby requests from Hercules Technology Growth Capital, Inc. (“Lender”) a Term Loan Advance in the amount of Twenty Five Million Dollars ($25,000,000) on April [●], 2015 (the “Advance Date”) pursuant to the Loan and Security Agreement among Borrower, Agent and Lender dated as of April 30, 2015 (as amended, restated, or modified from time to time, the “Agreement”). Capitalized words and other terms used but not otherwise defined herein are used with the same meanings as defined in the Agreement.

Please:

(a)      Issue a check payable to Borrower                                  ________

or

(b)       Wire Funds to Borrower’s account                               ________

Bank:
Address:

ABA Number:
Account Number:
Account Name:

Borrower represents that the conditions precedent to the Advance set forth in the Agreement are satisfied and shall be satisfied upon the making of such Advance, including but not limited to: (i) that no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing; (ii) that the representations and warranties set forth in the Agreement and in the Warrant are and shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date; (iii) that Borrower is in compliance with all the terms and provisions set forth in each Loan Document on its part to be observed or performed; and (iv) that as of the Advance Date, no fact or condition exists that would (or would, with the passage of time, the giving of notice, or both) constitute an Event of Default under the Loan Documents. Borrower understands and acknowledges that Agent has the right to review the financial information supporting this representation and, based upon such review in its reasonable discretion, Lender may decline to fund the requested Advance.

Except as permitted by the Agreement, Borrower hereby represents that Borrower’s corporate status and locations have not changed since the date of the Agreement or, if the Attachment to this Advance Request is completed, are as set forth in the Attachment to this Advance Request.

Borrower agrees to notify Agent promptly before the funding of the Loan if any of the matters which have been represented above shall not be true and correct on the Borrowing Date and if Agent has received no such notice before the Advance Date then the statements set forth above shall be deemed to have been made and shall be deemed to be true and correct as of the Advance Date.

Executed as of April 30, 2015.

BORROWER:

REACHLOCAL, Inc.

SIGNATURE:________________________
TITLE:_____________________________
PRINT NAME:______________________

ATTACHMENT TO ADVANCE REQUEST

Dated: April [●], 2015

Borrower hereby represents and warrants to Agent that Borrower’s current name and organizational status is as follows:

Name:	ReachLocal, Inc.

Type of organization:	Corporation

State of organization:	Delaware

Organization file number:	3695240

Borrower hereby represents and warrants to Agent that the street addresses, cities, states and postal codes of its current locations are as follows: See Exhibit B to Perfection Certificate.

EXHIBIT B

SECURED TERM PROMISSORY NOTE

$[ ],000,000	Advance Date: ___ __, 20[ ]

Maturity Date: _____ ___, 20[ ]

FOR VALUE RECEIVED, ReachLocal Inc., a Delaware corporation, for itself and each of its Domestic Subsidiaries (other than any FSHCO) and Eligible Foreign Subsidiaries other than as provided under Section 7.12(b) of the Loan Agreement (as defined below) (the “Borrower”), hereby promises to pay to the order of Hercules Technology Growth Capital, Inc., a Maryland corporation or the holder of this Note (the “Lender”) at 400 Hamilton Avenue, Suite 310, Palo Alto, CA 94301 or such other place of payment as the holder of this Secured Term Promissory Note (this “Promissory Note”) may specify from time to time in writing, in lawful money of the United States of America, the principal amount of [ ] Million Dollars ($[ ],000,000) or such other principal amount as Lender has advanced to Borrower, together with interest at floating rate equal to the greater of either (i) the prime rate as reported in the Wall Street Journal, and if not reported, then the prime rate next reported in the Wall Street Journal, plus 8.50%, and (ii) 11.75%, per annum based upon a year consisting of 360 days, with interest computed daily based on the actual number of days in each month.

This Promissory Note is the Note referred to in, and is executed and delivered in connection with, that certain Loan and Security Agreement dated April 30, 2015, by and among Borrower, Hercules Technology Growth Capital, Inc., a Maryland corporation (the “Agent”) and the several banks and other financial institutions or entities from time to time party thereto as lender (as the same may from time to time be amended, modified or supplemented in accordance with its terms, the “Loan Agreement”), and is entitled to the benefit and security of the Loan Agreement and the other Loan Documents (as defined in the Loan Agreement), to which reference is made for a statement of all of the terms and conditions thereof. All payments shall be made in accordance with the Loan Agreement. All terms defined in the Loan Agreement shall have the same definitions when used herein, unless otherwise defined herein. An Event of Default that is continuing under the Loan Agreement shall constitute a default under this Promissory Note.

To the extent permitted by applicable law, Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest under the UCC or any applicable law. Borrower agrees to make all payments under this Promissory Note without setoff, , recoupment, deduction or withholding and regardless of any counterclaim or defense. This Promissory Note has been negotiated and delivered to Lender and is payable in the State of California. This Promissory Note shall be governed by and construed and enforced in accordance with, the laws of the State of California, excluding any conflicts of law rules or principles that would cause the application of the laws of any other jurisdiction.

BORROWER FOR ITSELF AND
ON BEHALF OF ITS DOMESTIC
SUBSIDIARIES (OTHER THAN

ANY FSHCO) AND ELIGIBLE
FOREIGN SUBSIDIARIES:

REACHLOCAL, Inc.

By:_________________________
Name:
Title:

EXHIBIT C

NAME, LOCATIONS, AND OTHER INFORMATION FOR BORROWER

1. Borrower represents and warrants to Agent that Borrower’s current name and organizational status as of the Closing Date is as follows:

Name:	ReachLocal, Inc.
Type of organization:	Corporation
State of organization:	Delaware
Organization file number:	3695240

Name:	ReachLocal DP, Inc.
Type of organization:	Corporation
State of organization:	Delaware
Organization file number:	3957134

Name:	Bizzy, Inc.
Type of organization:	Corporation
State of organization:	Delaware
Organization file number:	4664440

Name:	ReachLocal International, Inc.
Type of organization:	Corporation
State of organization:	Delaware
Organization file number:	4485622

Name:	DealOn, LLC
Type of organization:	Limited Liability Company
State of organization:	Delaware
Organization file number:	4763753

Name:	Kickserv, Inc.
Type of organization:	Corporation
State of organization:	Delaware
Organization file number:	5381260

Name:	ReachLocal Canada, Inc.
Type of organization:	Corporation
State of organization:	Delaware
Organization file number:	4492154

Name:	ReachLocal International GP LLC
Type of organization:	Limited Liability Company
State of organization:	Delaware
Organization file number:	4969816

2. Borrower represents and warrants to Agent that for five (5) years prior to the Closing Date, Borrower did not do business under any other name or organization or form except the following:

Name:      Real Practice
Used during dates of:     2012-2013
Type of Organization:      Corporation
State of organization:      Delaware
Organization file Number: 3695240
Borrower’s fiscal year ends on: December 31
Borrower’s federal employer tax identification number is: 20-0498783

3. Borrower represents and warrants to Agent that its chief executive office is located at:

21700 Oxnard St. Suite 1600 Woodland Hills, CA 91367

EXHIBIT D

BORROWER’S PATENTS, TRADEMARKS, COPYRIGHTS AND LICENSES

See Special Collateral Schedule to Perfection Certificate, Items 1, 3, 4, and 5

EXHIBIT E

BORROWER’S DEPOSIT ACCOUNTS AND INVESTMENT ACCOUNTS

See Exhibit C to Perfection Certificate.

EXHIBIT F

COMPLIANCE CERTIFICATE

Hercules Technology Growth Capital, Inc. (as “Agent”)
400 Hamilton Avenue, Suite 310
Palo Alto, CA 94301

Reference is made to that certain Loan and Security Agreement dated April 30, 2015 as may be amended from time to time, (hereinafter referred to collectively as the “Loan Agreement”) by and among Hercules Technology Growth Capital, Inc. as agent for the Lender (the “Agent”), the several banks and other financial institutions or entities from time to time party thereto (collectively, the “Lender”) and ReachLocal, Inc. (the “Company”) as Borrower. All capitalized terms not defined herein shall have the same meaning as defined in the Loan Agreement.

The undersigned is an Officer of the Company, knowledgeable of all Company financial matters, and is authorized to provide certification of information regarding the Company; hereby certifies, in such capacity and without personal liability , that in accordance with the terms and conditions of the Loan Agreement, the Company is in compliance for the period ending ___________ [NTD: fill in the month for which the compliance certificate relates] pursuant to the terms of the Loan Agreement of all covenants, conditions and terms and hereby reaffirms that all representations and warranties contained therein are true and correct on and as of the date of this Compliance Certificate with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, after giving effect in all cases to any standard(s) of materiality contained in the Loan Agreement as to such representations and warranties. Attached are the required documents supporting the above certification. The undersigned further certifies, in the same capacity as provided above, that these are prepared in accordance with GAAP (except for the absence of footnotes with respect to unaudited financial statement and subject to normal year end adjustments) and are consistent from one period to the next except as explained below.

REPORTING REQUIREMENT	REQUIRED	CHECK IF ATTACHED

Financial Statements required under Section 7.1(a), (d) and (e)	Monthly within 30 days

Financial Statements required under Section 7.1(b) and Perfection Certificate updates required under Section 7.14	Quarterly within 45 days

Audited Financial Statements required under Section 7.1(c)	FYE within 90 days

Borrower’s actual trailing three month Revenue and Adjusted EBITDA for the month ending ___________ [NTD: fill in the month for which the compliance certificate relates] is $___________ and $__________, [NTD: fill in the proper amounts] respectively. The amount of Borrower’s projected Revenues and Adjusted EBITDA from Schedule 7.15(b) for the corresponding calendar period is $___________ and $___________, [NTD: fill in the proper amounts] respectively.

Very Truly Yours,

ReachLocal, Inc.

By:      _____________________________

Name: _____________________________

Its:      _____________________________

EXHIBIT G

FORM OF JOINDER AGREEMENT

This Joinder Agreement (the “Joinder Agreement”) is made and dated as of [ ], 20[ ], and is entered into by and between__________________., a ___________ corporation (“Subsidiary”), and HERCULES TECHNOLOGY GROWTH CAPITAL, INC., a Maryland corporation (as “Agent”).

RECITALS

A. Subsidiary’s Affiliate, ReachLocal, Inc. (“Company”) [has entered/desires to enter] into that certain Loan and Security Agreement dated April 30, 2015, with the several banks and other financial institutions or entities from time to time party thereto as lender (collectively, the “Lender”) and the Agent, as such agreement may be amended, restated or modified (the “Loan Agreement”);

B. Subsidiary acknowledges and agrees that it will benefit both directly and indirectly from Company’s execution of the Loan Documents;

AGREEMENT

NOW THEREFORE, Subsidiary and Agent agree as follows:

1.	The recitals set forth above are incorporated into and made part of this Joinder Agreement. Capitalized terms not defined herein shall have the meaning provided in the Loan Agreement.

2.

By signing this Joinder Agreement, Subsidiary shall be bound by the terms and conditions of each Loan Document the same as if it were the Borrower (as defined in the Loan Agreement) under such Loan Document, mutatis mutandis, provided however, that (a) with respect to (i) Section 5.1 of the Loan Agreement, Subsidiary represents that it is an entity duly organized, legally existing and in good standing under the laws of [ ], (b) neither Agent nor Lender shall have any duties, responsibilities or obligations to Subsidiary arising under or related to the Loan Documents, (c) that if Subsidiary is covered by Company’s insurance, Subsidiary shall not be required to maintain separate insurance or comply with the provisions of Sections 6.1 and 6.2 of the Loan Agreement, and (d) that as long as Company satisfies the requirements of Section 7.1 of the Loan Agreement, Subsidiary shall not have to provide Agent separate Financial Statements. To the extent that Agent or Lender has any duties, responsibilities or obligations arising under or related to the Loan Documents, those duties, responsibilities or obligations shall flow only to Company and not to Subsidiary or any other Person or entity. By way of example (and not an exclusive list): (i) Agent’s providing notice to Company in accordance with the Loan Documents or as otherwise agreed among Company, Agent and Lender shall be deemed provided to Subsidiary; (ii) a Lender’s providing an Advance to Company shall be deemed an Advance to Subsidiary; and (iii) Subsidiary shall have no right to request an Advance or make any other demand on Lender.

3.

Subsidiary agrees not to certificate its equity securities without Agent’s prior written consent, which consent may only be conditioned on (a) the delivery of such equity securities to Agent in order to perfect Agent’s security interest in such equity securities, and (b) Subsidiary’s agreement to follow Agent’s directions regarding such securities after the occurrence and during the continuation of any Event of Default.

4.

Subsidiary acknowledges that it benefits, both directly and indirectly, from the Loan Documents, and hereby waives, for itself and on behalf on any and all successors in interest (including without limitation any assignee for the benefit of creditors, receiver, bankruptcy trustee or itself as debtor-in-possession under any bankruptcy proceeding) to the fullest extent provided by law, any and all claims, rights or defenses to the enforcement of this Joinder Agreement on the basis that (a) it failed to receive adequate consideration for the execution and delivery of this Joinder Agreement or (b) its obligations under this Joinder Agreement are avoidable as a fraudulent conveyance.

5.

As security for the prompt and complete payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, Subsidiary grants to Agent a security interest in all of Subsidiary’s right, title, and interest in and to the Collateral.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE TO JOINDER AGREEMENT]

SUBSIDIARY:

_________________________________.

By:

Name:

Title:

Address:

Telephone: ___________

Facsimile: ____________

AGENT:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

By:____________________________________
Name:__________________________________
Title: ___________________________________

Address:
400 Hamilton Ave., Suite 310
Palo Alto, CA 94301
Facsimile: 650-473-9194
Telephone: 650-289-3060

EXHIBIT H

ACH DEBIT AUTHORIZATION AGREEMENT

Hercules Technology Growth Capital, Inc.
400 Hamilton Avenue, Suite 310
Palo Alto, CA 94301

Re: Loan and Security Agreement dated April [●], 2015 between ReachLocal, Inc. (“Borrower”) and Hercules Technology Growth Capital, Inc. (“Company”) (the “Agreement”)

In connection with the above referenced Agreement, the Borrower hereby authorizes the Company to initiate debit entries for the periodic payments due under the Agreement to the Borrower’s account indicated below. The Borrower authorizes the depository institution named below to debit to such account.

Depository Name:	Branch:
City:	State and Zip Code:
Transit/ABA Number:	Account Number:

This authority will remain in full force and effect so long as any amounts are due under the Agreement.

ReachLocal, Inc.
(Borrower)

By: _________________________________________
Name: Ross G. Landsbaum
Title: CFO
Date: April [●], 2015

SCHEDULE 7.15(b)

Financial Covenants

1.     Initial Revenue/Adjusted EBITDA. During calendar year 2015, trailing three month Revenue and Adjusted EBITDA shall be not less than the following amounts tested monthly as of the last day of the month :

For the T3M period ending	April 30, 2015	May 31, 2015	June 30, 2015	July 31, 2015	Aug. 31, 2015	Sept. 30, 2015	Oct. 31, 2015	Nov. 30, 2015	Dec. 31, 2015
Revenue	93,168	96,161	96,375	98,094	99,195	100,081	101,349	101,922	103,061
Adjusted Ebitda	(5,713)	(3,539)	(899)	302	873	1,323	2,035	2,761	3,128

2.     Subsequent Revenue/Adjusted EBITDA. Revenue and Adjusted EBITDA for each 12 month period beginning January 2016 throughout the Term Loan Maturity Date shall be at least 90% and 80%, respectively, of the trailing three month amounts for Revenue and Adjusted EBITDA provided in the corresponding Operating Budget, tested on a monthly basis as of the last day of the month.